Exhibit 10.2

LASER MORTGAGE MANAGEMENT, INC.
780 THIRD AVENUE, 16TH FLOOR
NEW YORK, NEW YORK 10017

As of November 1, 2001

Mr. William J. Michaelcheck
780 Third Avenue, 16th Floor
New York, New York 10017

Dear Mr. Michaelcheck:

We hereby extend an offer to you to join LASER Mortgage Management, Inc. (the "Company") as an employee under the following terms:

Title:	President and Chief Executive Officer.

Function:	Responsible for day-to-day investment management and operating decisions for the Company, pursuant to the practices and policies of the Company as set forth from time to time by the Company's Board of Directors. You shall perform such duties, services and responsibilities and have the authority commensurate to your positions as determined from time to time by the Company’s Board of Directors. You shall devote such time and attention to performing your duties hereunder as is necessary.

Term:	The term shall commence on the date hereof and shall terminate on January 31, 2002; provided, however, the Company or you may terminate this agreement without cause and without penalty (but subject to paying you the salary which has accrued as of the date of such termination at any time during the term) upon 30 days' prior written notice to the other party (unless such party agrees in writing to shorten such period). After January 31, 2002, this agreement shall continue in effect for automatic successive one-month terms unless and until either party hereto has given notice in accordance with this paragraph.

Compensation:	Your salary will be paid at the rate of $10,000 per month (less applicable deductions), payable in accordance with the Company's normal payroll practices.

Confidential Information:	You acknowledge that the information and knowledge obtained from the Company and not generally available from other sources in the course of your performance of the services requested hereunder relating to the Company's business (the "Confidential Information") are of a confidential nature, that the Confidential Information is a valuable and unique asset of the Company, access to and knowledge of which being essential to the performance of your duties. Except as required to perform the services required as an officer of the Company, you shall not, during your employment or any time thereafter, disclose, in whole or in part, such Confidential Information to any person, firm, corporation, association, or other entity for any reasons or purpose whatsoever, or make use of such Confidential Information for your own purposes or for the benefit of such person or other entity under any circumstances.

You shall, prior to or upon leaving the Company, deliver to the Company any and all records, items, media of any type (including all partial or complete copies or duplicates) containing or otherwise relating to Confidential Information whether prepared or acquired by you or provided to you by the Company. You also acknowledge that all such records, items and media are at all times and shall remain the property of the Company.

You acknowledge that the improper use or disclosure of any Confidential Information may cause irreparable damage, and that the Company shall have the right to seek injunctive relief to prevent such unauthorized use or disclosure, and to such damages as are occasioned by such unauthorized use or disclosure.

Limitation of Liability; Indemnity:	The Company agrees that you shall not be liable to the Company, its affiliates or their directors, officers or stockholders for any losses, damages, expenses or claims occasioned by any of your acts or omissions in connection with the performance of your duties hereunder, other than as a result of your own gross negligence or reckless disregard of your duties hereunder.

The Company agrees to indemnify you against and hold you harmless from any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees), demands or claims arising out of any claim asserted or threatened to be asserted by any third party in connection with your performance pursuant to this agreement; provided, however, that you shall not be entitled to indemnification with respect to any liabilities, losses, damages, costs, expenses, demands or claims caused by your own gross negligence or reckless disregard of your duties hereunder. The Company shall advance to you the reasonable costs and expenses of investigating and/or defending any such claim, subject to receiving a written undertaking from you to repay any such amounts advanced to you in the event and to the extent of such determination that you were not entitled to indemnification hereunder. The right to indemnification provided above shall be in addition to any other rights to indemnification you may be entitled to by reason of your serving as an officer or director of the Company.

Governing Law:	This agreement will be governed by and construed in accordance with the laws of the State of New York.

Modification:	This agreement contains the entire understanding of the parties and may be modified only in a document signed by the parties and referring explicitly hereto.

If you accept this offer, please sign in the space provided below and return a copy of this letter to the undersigned.

Very truly yours, LASER MORTGAGE MANAGEMENT, INC. By: /s/ Charles R. Howe II Charles R. Howe II Vice President, Treasurer and Secretary

Agreed to and Accepted by:

/s/ William J. Michaelcheck
William J. Michaelcheck